Exhibit 99.9

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179

PERSONAL AND CONFIDENTIAL

July 18, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Attention: Aziz Giga, Treasurer

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMSLLC” and, together with Barclays and JPMCB, the “Commitment Parties,” “we” or “us”) that Georgia Gulf Corporation (the “Acquiror”) intends to acquire the SpinCo Business (as defined in Exhibit A) by merger of a newly formed subsidiary of Acquiror (“Merger Sub”) with and into a subsidiary formed by you to hold the SpinCo Business (“SpinCo”) (or the merger of SpinCo with and into the Acquiror (either such merger, the “Merger”) immediately following either (i) the distribution of the stock of SpinCo by you to your stockholders or (ii) consummation of an offer to exchange shares of the stock of SpinCo for currently outstanding shares of your common stock (such distribution or exchange described in clauses (i) and (ii), the “Spin”), all as more fully described in the transaction description attached hereto as Exhibit A (the “Transaction Description”), and in connection therewith, you, SpinCo and Acquiror intend to consummate the Transactions referred to in the Transaction Description. Capitalized terms used but not defined herein have the meaning assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions of the Bridge Loans attached hereto as Exhibit B (the “Bridge Term Sheet”; this commitment letter, the Transaction Description, the Bridge Term Sheet and the Summary of Conditions Precedent, collectively, the “Commitment Letter”) and the conditions precedent set forth in Exhibit C.

You have also advised us that, subject to the conditions set forth in this Commitment Letter, you will borrow up to $675.0 million (subject to increase or decrease pursuant to Section 6 of the Fee Letter (as defined below)) in aggregate principal amount of senior unsecured bridge loans having the terms set forth in Exhibit B (the “Bridge Facility”).

1.	Commitments and Agency Roles

You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and (ii) JPMCB to act, and JPMCB hereby agrees to act, as syndication agent (in such capacity, the “Syndication Agent”), in each case for the Bridge Facility. You hereby appoint each of Barclays and JPMSLLC to act, and each of Barclays and JPMSLLC hereby agree to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for the Bridge Facility. Each of the Arrangers, the Administrative Agent, the Syndication Agent and the Documentation Agent (as defined in Exhibit B) will have the rights and authority customarily given to financial institutions in such roles. In connection with the Transactions contemplated hereby, (i) Barclays is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of the Bridge Facility and (ii) JPMCB is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of the Bridge Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below). The commitments of each Commitment Party are several and not joint.

Within twenty (20) business days after the date of your acceptance of this Commitment Letter, you may appoint up to two (2) additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of the Bridge Facility in a manner and with economics determined by you in consultation with the Arrangers; provided that each such additional agent, co-agent, lead arranger, bookrunner or other titled party shall be entitled to receive economics not to exceed 10% of the economics awarded to all lenders with respect to the Bridge Facility (it being understood that, to the extent you appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of the Bridge Facility, the commitments of the Commitment Parties will be reduced ratably by the amount of the commitments of such appointed entities upon the execution by such appointed entities of customary joinder documentation in form and substance reasonably satisfactory to you, and, thereafter, each such entity shall constitute a “Commitment Party” hereunder). You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) in connection with the Bridge Facility unless you and we shall so agree; provided, however, that Barclays will be the Lead Arranger and will have “lead left” placement on all marketing materials related to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. JPMSLLC will have placement immediately to the “right” of Barclays on all marketing materials related to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by it in such role.

Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the satisfaction or waiver of the following conditions: (i) there shall not have occurred, since December 31, 2011, a Material Adverse Effect on the Eagle Business (as defined in the Separation Agreement), (ii) the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B and (iii) the conditions set forth in Exhibit C. For purposes hereof, a “Material Adverse Effect” means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is materially adverse to the business, financial condition or results of operations of the Eagle Business, taken as a whole; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there is, a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Commitment Letter, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Commitment Letter, (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Commitment Letter, (v) general conditions in the industries in which the Eagle Business operates, and (vi) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants or agreements contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Eagle Business, except, in the cases of clauses (ii), (iii), (iv) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the Eagle Business, as compared with other participants in the industries in which the Eagle Business operates (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there is, a Material Adverse Effect).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in Exhibit C) or any other letter agreement or other undertaking between you and us concerning the financing of the Bridge Facility to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be the Specified Representations (as defined below) and (ii) the terms of the Loan Documents will be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if all conditions expressly set forth in this Commitment Letter are satisfied; provided, however, that nothing in the preceding clause (ii) shall be construed to limit the individual conditions expressly set forth in the Commitment Letter. For purposes hereof, “Specified Representations” means the representations and warranties referred to in Exhibit B relating to organization; requisite power and authority (as they relate to due authorization, execution, delivery and performance of the Loan Documents); qualification; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with organizational documents or applicable law; binding obligation; Investment Company Act; Federal Reserve margin stock regulations; solvency as of the Closing Date, on a pro forma basis, of the Borrower and its subsidiaries on a consolidated basis; senior indebtedness; and Patriot Act, OFAC and other similar money laundering or anti-terrorism laws.

3.	Syndication

The Arrangers intend and reserve the right after consultation with you to syndicate the Bridge Facility (and the Exchange Loans) to the Lenders (as defined in Exhibit B); provided that, unless otherwise agreed by you, except with respect to any additional Commitment Parties as expressly provided in Section 1 above, such syndication or assignment prior to the Closing Date shall not relieve any Commitment Party of its obligations set forth herein (including its obligations to fund the Bridge Facility on the Closing Date on the terms and conditions set forth in this Commitment Letter) and, unless you agree in writing, each such Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Bridge Facility on the Closing Date has occurred. The Arrangers will lead the syndication, including determining, in consultation with you the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations.

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from Acquiror to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts (it being understood that only Acquiror shall be obligated to cooperate in syndicating the Exchange Loans), including: (i) assisting in the preparation by you, as soon as practicable after the date of this Commitment Letter, of a confidential information memorandum for the Bridge Facility customary for transactions of this type and other customary presentation materials (including lender presentations) to be used in connection with the syndication (collectively, “Facilities Marketing Materials”) reasonably acceptable in form and content to the Arrangers regarding the business, operations, financial projections and prospects of the SpinCo Business and Acquiror (including the financial information described in Exhibit C) and the delivery of all information relating to the Transactions prepared by or on behalf of you, SpinCo and Acquiror that the Arrangers reasonably deem necessary to complete the syndication of the Bridge Facility; (ii) using commercially reasonable efforts to obtain, and your using commercially reasonable efforts to cause Acquiror to assist in obtaining, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating and a credit rating for the Bridge Facility and the SpinCo Notes (as defined in Exhibit A); (iii) arranging for direct communications of prospective Lenders with appropriate senior management, representatives and non-legal advisors of you (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and non-legal advisors of Acquiror) and participation of such persons in a reasonable number of meetings in connection with the syndication of the Bridge Facility, in all cases at times mutually agreed upon; and (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers and reasonably acceptable to you one or more meetings (or, if you and we shall agree, conference calls in lieu of any such meetings) with prospective Lenders. You agree that the Arrangers have the right to place advertisements in financial and other newspapers at their own expense describing their services to you.

You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information concerning you or Acquiror or your or its subsidiaries or affiliates or your or its securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that all information contained in any offering memorandum covering the SpinCo Notes and each of the following documents may be distributed to Public Lenders (provided that you shall have been given reasonable opportunity to review such documents and furnish or file additional information to comply with U.S. Securities and Exchange Commission disclosure requirements): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark information as “PUBLIC”) and you and we agree that any information and projections that are not specifically identified as “PUBLIC” shall be deemed as being suitable only for dissemination to prospective Lenders who wish to receive MNPI in connection with the syndication of the Bridge Facility.

It is agreed that neither the commencement of the syndication nor the completion of the successful syndication of the Bridge Facility prior to the initial funding under the Bridge Facility will be a condition to the Commitment Parties’ commitments hereunder.

4.	Information

You represent, warrant and covenant (with respect to information provided by Acquiror and its representatives, to your knowledge) that (i) all written information (other than projections and other forward-looking information and information of a general economic or industry-specific nature) that has been or will be provided by or on behalf of you, Acquiror or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates in connection with the Bridge Facility and the Transactions, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (ii) the financial projections and other forward-looking information that have been or will be made available directly or indirectly by or on behalf of you, Acquiror or any of your or its representatives to the Arrangers, the Commitment Parties, the Lenders or any of their respective affiliates have been and will be prepared in good faith based upon assumptions that are believed by you to be reasonable when furnished (it being agreed by the Arrangers, the Commitment Parties, the Lenders and any of your or their respective affiliates relying on this provision, that such projections and forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular projection or forward-looking information will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in the light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Bridge Facility, you hereby agree to indemnify and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated pursuant to the terms hereof, each Lender (including any Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations), claims, losses, damages, liabilities or expenses (including legal expenses as set forth below), joint or several, of any kind or nature whatsoever that may be brought or threatened by you, any of your affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Merger, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility, and to reimburse each Indemnified Person within 30 days of a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of an actual or perceived conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole); provided that you will not have to indemnify an Indemnified Person against any action, suit, proceeding, investigation, claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person or a material breach in bad faith by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letter (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) if such dispute is solely between Indemnified Parties or their respective affiliates, directors, officers, employees, agents or controlling persons and arises out of, or in connection with, any action, suit, proceeding or claim that does not involve an act or omission by you or any of your affiliates other than any action, suit, proceeding or claim against any Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Bridge Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (except to the extent the same resulted from the gross negligence or willful misconduct of such Indemnified Person (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment)).

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

None of us, the Indemnified Persons, you or any of your affiliates or Representatives (as defined below) will be responsible or liable to any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Merger, this Commitment Letter, the Fee Letter, the Bridge Facility or the Transactions; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth above.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Arrangers (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and any Indemnified Person and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, additional

Commitment Parties or any Lender (including without limitation as provided in Section 3 above); provided, that except with respect to any additional Commitment Parties as expressly provided in Section 1 above, we will not be relieved of our obligations set forth in this Commitment Letter to fund that portion of the commitments so assigned in connection with any syndication or assignment to any potential Lender made prior to the Closing Date. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto. Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.

7.	USA PATRIOT Act Notification

The Administrative Agent notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Borrower, including the name and address of each such Person and other information that will allow the Administrative Agent and each Lender to identify the Borrower in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter and the Fee Letter may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent, except, after providing written notice to the Commitment Parties and with appropriate permitted redactions as reasonably requested by the Commitment Parties, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your officers, directors, agents, employees, attorneys, independent auditors, representatives, professionals and advisors (collectively, the “Representatives”) in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Bridge Facility or the Transactions to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter, the Fee Letter or the information contained herein or therein to Acquiror and its Representatives in each case on a confidential and “need to know” basis and who are directly involved in the consideration of the Bridge Facility or the Transactions to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential and such persons agree to hold the same in confidence and (iii) after providing notice to the Commitment Parties and in consultation with the Commitment Parties, this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, other than a version of the Fee Letter redacted in a manner reasonably satisfactory to the Arrangers, it being acknowledged that the fees in the Fee Letter shall be reflected in projections and pro forma information and a generic disclosure of aggregate sources and uses) in any public filing required as part of the Merger and the syndication, and to any ratings agency on a confidential basis.

We shall use all nonpublic information received by us in connection with the Bridge Facility and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Fee Letter, and the transactions contemplated hereby and thereby, and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent practicable and lawfully permitted to do so), (iv) to the Representatives of such Commitment Party who are informed of the confidential nature of such information, (v) to any of our respective affiliates solely in connection with the Bridge Facility and the Transactions (provided that such information shall be provided on a confidential basis), (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (vii) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (viii) to the extent that such information is independently developed by the Commitment Parties, (ix) to ratings agencies, in connection with obtaining the ratings described above, in consultation and coordination with you, (x) for purposes of establishing a “due diligence” or other similar defense and (xi) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such types of information. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Loan Documents are entered into, at which time any confidentiality undertaking in the Loan Documents shall supersede the provisions of this paragraph.

You acknowledge that the Arrangers and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of you, Acquiror and other companies that may be the subject of the Transactions and may act with respect to any such entities in such other capacities to which it is appointed. The Arrangers and their respective affiliates will have economic interests that are different from or conflict with those of SpinCo and you regarding the transactions contemplated by this Commitment Letter and the Fee Letter, and you acknowledge and agree that none of the Arrangers have an obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Arrangers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Arrangers will have liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’-length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated this Commitment Letter and the Fee Letter. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, SpinCo, Acquiror and other companies that may be the subject of the Bridge Facility and the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

In addition, please note that Barclays Capital Inc. has been retained by Acquiror as a financial advisor (in such capacity, the “Financial Advisor”) to Acquiror in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter in connection with our performance of services for any of our other customers (other than as expressly permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, including the transactions contemplated by this Commitment Letter and the Fee Letter, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that neither the Arrangers nor their respective affiliates provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER, THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT THE DEFINITION OF “MATERIAL ADVERSE EFFECT” SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or, to the extent permitted by law, Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the parties hereto and the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed; provided, however, that, to the extent applicable, your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Bridge Facility, shall automatically terminate and be superseded by the corresponding provisions of the Loan Documents upon the effectiveness thereof.

10.	Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) receipt by Barclays of written notice of termination from you, (ii) the consummation of the Merger, (iii) the public announcement by you and Acquiror of the abandonment of the Merger and the Spin or the termination in writing of the definitive documentation for the Merger and the Spin, including the Merger Agreement and the Separation Agreement, and (iv) May 18, 2013 (the earliest of such dates to occur, the “Termination Date”), unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Arrangers the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on July 20, 2012, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours, BARCLAYS BANK PLC

By:	/s/ Stephen Pedone
Name: Stephen Pedone
Title: Director

Signature Page to Eagle Commitment Letter

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Kenneth A. Lang
Name: Kenneth A. Lang
Title: Managing Director

Signature Page to Eagle Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

PPG INDUSTRIES, INC.

By:	/s/ Aziz S. Giga
Name: Aziz S. Giga
Title: Vice President and Treasurer

Signature Page to Eagle Commitment Letter

Exhibit A

Transaction Description

All capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached, including Exhibits B and C thereto.

The Acquiror intends to acquire the Eagle Business (as defined in the Separation Agreement referred to below, the “SpinCo Business”) of PPG Industries, Inc. (the “Borrower”) pursuant to the Merger of either (x) Merger Sub with and into SpinCo or (y) SpinCo with and into the Acquiror, pursuant to a series of related transactions as more fully described in (i) a merger agreement among you, SpinCo, Acquiror and Merger Sub (including all exhibits and schedules thereto, and as amended, modified or otherwise supplemented from time to time, the “Merger Agreement”) and (ii) a separation agreement to be entered into among you and SpinCo (as amended, modified or otherwise supplemented from time to time, the “Separation Agreement”).

In connection with the foregoing, it is intended that:

1. The Borrower will borrow the Bridge Loans under the Bridge Facility on the terms set forth in Exhibit B.

2. SpinCo will be established as a direct, wholly owned subsidiary of Borrower.

3. Borrower will transfer the SpinCo Business to SpinCo (the “Contribution”) pursuant to the Separation Agreement.

4. In connection with the foregoing transactions, SpinCo will borrow senior secured term loans pursuant to a senior secured term loan facility (the “SpinCo Term Facility”).

5. Upon or immediately following the Contribution, SpinCo will transfer to Borrower and/or one or more of its affiliates, directly or indirectly, either (a) no more than $900.0 million in cash (the “Cash Dividend”) or (b) a combination of (i) cash proceeds from the incurrence of the term loans under the SpinCo Term Facility and (ii) the aggregate principal amount (subject to gross up to account for applicable underwriting or other fees and original issue discount) of high yield securities of SpinCo (the “SpinCo Notes”) or, to the extent SpinCo does not issue the SpinCo Notes on the date the Merger closes (the “Merger Date”), the aggregate principal amount (subject to gross up to account for applicable fees and original issue discount) of unsecured senior loans of SpinCo (the “Exchange Loans”) with the terms set forth on Annex I to Exhibit B.

6. Borrower will either distribute the stock of SpinCo to Borrower’s stockholders or consummate an exchange offer of the stock of SpinCo for shares of the Borrower pursuant to the Separation Agreement.

7. Pursuant to the Merger Agreement, immediately following the Contribution and the Spin, either (i) Merger Sub will merge with and into SpinCo or (ii) SpinCo will merger with and into Acquiror.

The transactions set forth above are referred to collectively as the “Transactions.”

Exhibit A-1

Exhibit B

Summary of Terms and Conditions of the Bridge Loans

Borrower:	PPG Industries, Inc. (the “Borrower”).

Guarantors:	All obligations under the Bridge Facility will be unconditionally guaranteed (the “Guarantees”) by any of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries that is a Designated Subsidiary (as defined in the Borrower’s Existing Credit Facility (as defined below)) under that certain credit agreement, dated as of August 2, 2010, among the Borrower, the other entities party thereto, as borrowers, the banks and financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date of the Commitment Letter, and as further amended, amended and restated, supplemented or otherwise modified or replaced, after the date of the Commitment Letter, as may be agreed by the Arrangers, the “Existing Credit Agreement”) (collectively, the “Guarantors”).

Joint Bookrunners and Joint Lead Arrangers:

Barclays and JPMSLLC will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the Bridge Loans and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:	JPMCB will act as syndication agent (in such capacity, the “Syndication Agent”) for the Bridge Loans and will perform the duties customarily associated with such role.

Documentation Agent:	At the option of the Arrangers one or more financial institutions identified by the Arrangers in consultation with the Borrower and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent” and, together with the Administrative Agent and the Syndication Agent, the “Agents”).

Lenders:	Barclays, JPMCB and/or other banks, financial institutions and institutional lenders selected by the Arrangers in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Exhibit B-1

Purpose/Use of Proceeds:	The proceeds of the Bridge Loans will be used for general corporate purposes, which may include the repayment of certain of the Borrower’s outstanding indebtedness.

Amount of Bridge Loans:	$675.0 million (subject to increase or decrease pursuant to Section 6 of the Fee Letter) in aggregate principal amount of unsecured senior bridge loans (the “Bridge Loans”).

Ranking of Bridge Loans:	The Bridge Loans and the Guarantees and all obligations with respect thereto will be unsecured and pari passu in right of payment to all existing and future senior debt of the Borrower and the Guarantors.

Closing Date:	The date on or before the Termination Date on which the borrowings under the Bridge Facility are made (the “Closing Date”).

Maturity:	The Bridge Loans will mature on the 180th day after the Closing Date (the “Maturity Date”). In the event the exchange conditions set forth in Annex 1 to this Exhibit B are satisfied and the Bridge Loans have not been repaid in full prior to the Merger Date, the Lenders and the Borrower agree that the Bridge Loans will be repaid in full on the Merger Date with unsecured senior loans of SpinCo (the “Exchange Loans”) held by the Borrower having an aggregate principal amount equal to the principal amount of Bridge Loans (subject to gross-up to account for applicable fees and original issue discount). Such repayment by the Borrower of Bridge Loans with Exchange Loans shall be in full satisfaction of such Bridge Loans. In the event the Bridge Loans are not repaid with Exchange Loans, they shall be repaid in full in cash on the Maturity Date.

The Exchange Loans will have the terms set forth in Annex I to this Exhibit B.

At any time on or after the first anniversary of the date the Exchange Loans are first exchanged for Bridge Loans (the “Exchange Date”), the Exchange Loans may be exchanged in whole or in part, at the option of the applicable Lender, for unsecured senior exchange notes maturing on the date that is eight years following the Merger Date (the “Exchange Notes”) having an equal principal amount. The Exchange Notes will be issued pursuant to an Indenture (as defined in Annex 2 to this Exhibit B) that will have the terms set forth on Annex 2 to this Exhibit B.

Interest Rate:	The Bridge Loans will accrue interest commencing on the Closing Date at a reserve adjusted Eurodollar Rate (as defined below) plus 1.25% per annum.

Exhibit B-2

Interest will be payable quarterly, in arrears, on the date of any prepayment of the Bridge Loans and the Maturity Date.

As used herein, “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate applicable to U.S. dollar deposits or (ii) if the rate in clause (i) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate applicable to U.S. dollar deposits or (iii) if the rates in clauses (i) and (ii) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Default Interest:	Amounts not paid when due will accrue at a rate of 2.00% per annum plus the rate otherwise applicable to such amounts and will be payable on demand.

Funding Protection and Taxes:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding (subject to customary exclusions and exceptions including, U.S. federal withholding arising as a result of any law in existence as of the date hereof), compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III protections).

Voluntary Prepayments:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower at any time (except as provided below) upon two business days’ prior written notice without premium or penalty, but subject to any breakage costs. Voluntary prepayments may not be reborrowed.

Mandatory Prepayments:	None.

Change of Control:	Each holder of Bridge Loans will be entitled to require the Borrower and the Borrower must offer to repay the Bridge Loans held by such holder at the Change of Control Offer Price (as defined below) plus accrued interest to the date of repayment, upon the occurrence of a Change of Control (to be defined in the Bridge Loan Agreement in a manner to be agreed, but in any event excluding the Merger). The “Change of Control Offer Price” will be equal to 100.0% of the principal amount of any Bridge Loans repaid.

Exhibit B-3

Representations and Warranties:

The Bridge Loan Agreement will contain such representations and warranties by the Borrower in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the representations and warranties contained in the Existing Credit Agreement with such changes as are appropriate in connection with the Bridge Loans.

Covenants:	The Bridge Loan Agreement will include such affirmative, negative and financial covenants in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the covenants contained in the Existing Credit Facility with such changes as are appropriate in connection with the Bridge Loans.

Events of Default:	The Bridge Loan Agreement will provide for such events of default in a manner to be agreed based on then prevailing market conditions and will be no more restrictive than the events of default contained in the Existing Credit Facility with such changes as are appropriate in connection with the Bridge Loans.

Conditions Precedent to Borrowing:

The several obligations of each Lender to make, or cause an affiliate to make, Bridge Loans on the Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter and (ii) the accuracy of representations and warranties in all material respects, subject in the case of clause (ii) to the limitations set forth in Section 2 of the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or any part of their respective share of the Bridge Loans to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Bridge Loan Agreement), with the consent (not to be unreasonably withheld) of the Borrower and which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the Administrative Agent; provided that assignments made to another Lender, an affiliate of a Lender or of an Agent will not be subject to the above consent requirement. The Borrower shall be deemed to have consented after 10 business days of receiving notice of any assignment unless they object in writing prior to expiration of such 10-business day period. The Lenders will be permitted to sell participations in Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity of, or date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the Guarantees.

Exhibit B-4

Amendments and Required Bridge Lenders:

No amendment, modification, termination or waiver of any provision of the Bridge Loan Agreement will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the then outstanding Bridge Loans (the “Required Bridge Lenders”), except that (i) the consent of each Lender adversely affected thereby will be required with respect to, among other things, matters relating to interest rates, maturity, pro rata payment and sharing provisions and (ii) the consent of 100% of the Lenders shall be required with respect to changes of any of the voting percentages set forth in the definition of “Required Bridge Lenders” or any similar defined term.

Indemnity and Expenses:	The Bridge Loan Agreement will provide customary provisions relating to indemnity and related matters to be mutually agreed. The Borrower will also pay (i) reasonable and documented out-of-pocket expenses of the Arrangers and the Agents incurred prior to, on or after the Closing Date (to be paid on the Closing Date if invoiced prior to the Closing Date, and for expenses incurred or invoiced thereafter, within 30 days of a written demand therefor) associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers and the Agents, taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) and (ii) all reasonable and documented out-of-pocket expenses of the Arrangers, Agents and the Lenders within 30 days of a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Arrangers, the Agents and the Lenders, taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional local and special counsel to all affected persons, taken as a whole)) in connection with the enforcement of the Loan Documents.

Exhibit B-5

Governing Law and Jurisdiction:	The Bridge Loan Agreement will provide that the Borrower and the Guarantors will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Bridge Loan Agreement; provided, that the definition of “Material Adverse Effect” shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Counsel to the Arrangers and the Administrative Agent:	Cahill Gordon & Reindel LLP.

Exhibit B-6

Annex 1 to Exhibit B

Summary of Terms and Conditions of Exchange Loans

Exchange Loans

Borrower:	SpinCo.

Guarantors:	All obligations under the Exchange Loans will be unconditionally guaranteed by each of SpinCo’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, Acquiror and each of its existing and subsequently acquired subsidiaries that guarantees any other indebtedness of Acquiror outstanding on the Merger Date.

Joint Bookrunners and Joint Lead Arrangers:

Barclays and JPMSLLC will act as joint bookrunners and joint lead arrangers (in such capacities, the “Arrangers”) for the Exchange Loans and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the holders of Exchange Loans and will perform the duties customarily associated with such role.

Syndication Agent:	JPMCB will act as syndication agent (in such capacity, the “Syndication Agent”) for the Exchange Loans and will perform the duties customarily associated with such role.

Maturity:	The Exchange Loans will mature on the date that is eight years after the Merger Date.

Interest Rate:	Each Exchange Loan will bear interest at a rate equal to the Total Cap (as defined in the Fee Letter), subject to Default Interest, if any.

Interest will be payable quarterly, in arrears, and on the date of any prepayment of the Exchange Loans and at maturity.

Default Interest:	Amounts not paid when due will accrue at a rate of 2.00% per annum plus the rate otherwise applicable to such amounts and will be payable on demand.

Optional Prepayment:	Until the fifth anniversary of the Merger Date, the Exchange Loans will only be prepayable at a make-whole premium calculated based on the applicable treasury rate plus 50 basis points. Thereafter, each Exchange Loan will be prepayable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Loan, which premium will decline ratably on each anniversary of the Merger Date to zero on the date that is one year prior to the maturity of the Exchange Loans.

Exhibit B-1-1

Offer to Repurchase:	The agreement governing the Exchange Loans (the “Exchange Loan Agreement”) will require that SpinCo offer to each holder of Exchange Loans to prepay the Exchange Loans held by such holder at a price of 100.0% of the principal amount of Exchange Loans prepaid plus accrued interest to the date of prepayment with the proceeds of any future asset sales (subject to certain ordinary course exceptions, baskets and customary reinvestment rights to be agreed based on then prevailing market conditions and subject to customary permissions to facilitate compliance with Acquiror’s other debt instruments.

Change of Control:	Each holder of Exchange Loans will be entitled to require SpinCo and SpinCo must offer to repay the Exchange Loans held by such holder at the Change of Control Offer Price (as defined below) plus accrued interest to the date of repayment, upon the occurrence of a Change of Control (to be defined in the Exchange Loan Agreement in a manner to be agreed). The “Change of Control Offer Price” will be equal to 101.0% of the principal amount of any Exchange Loans repaid.

Covenants and Events of Default:	The Exchange Loan Agreement will contain customary high yield covenants and events of default substantially consistent with (and no less favorable than) the corresponding covenants and events of default contained in the indenture governing Acquiror’s existing 9% Senior Secured Notes due 2017, with modifications to be agreed to reflect credit agreement format, the unsecured nature of the Exchange Loans and the business and operations of Acquiror and its subsidiaries after giving pro forma effect to the Transactions. The Exchange Loan Agreement will also contain a syndication cooperation covenant.

Assignments and Participations:	The Lenders may assign all or any part of their respective share of the Exchange Loans to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Exchange Loan Agreement), in consultation with (but without the consent of) SpinCo and which (other than in the case of assignments made by or to any of the Arrangers) are acceptable to the administrative agent relating to the Exchange Loans; provided that assignments made to another Lender, an affiliate of a Lender or of an agent relating to the Exchange Loans will not be subject to the above consent requirement. The Lenders will be permitted to sell participations in Exchange Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity of, or date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the guarantees with respect to the Exchange Loans.

Exhibit B-1-2

Amendments and Required Exchange Lenders:

No amendment, modification, termination or waiver of any provision of the Exchange Loan Agreement will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the then outstanding Exchange Loans (the “Required Exchange Lenders”), except that (i) the consent of each Lender adversely affected thereby will be required with respect to, among other things, matters relating to interest rates, maturity, pro rata payment and sharing provisions and (ii) the consent of 100% of the Lenders shall be required with respect to changes of any of the voting percentages set forth in the definition of “Required Exchange Lenders” or any similar defined term.

Exchange Conditions:	No exchange of any Bridge Loans for Exchange Loans shall occur (1) during the pendency of a payment default with respect to the Bridge Loans or (2) if the Exchange Fee (as defined in the Fee Letter) shall not have been paid (or be substantially simultaneously paid) on the Exchange Date.

In addition, the exchange of any Bridge Loans for Exchange Loans shall be conditioned upon:

(i)       the Contribution and the Merger and each of the other Transactions having been consummated in accordance with the Merger Agreement, the Separation Agreement and the terms described in this Commitment Letter; provided that no amendment, modification, consent or waiver of any term thereof (other than any such amendment, modification or waiver that is not materially adverse to the interests of the Arrangers and the Lenders, taken as a whole) shall be made or granted, as the case may be, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) (it being understood that any amendment, modification, consent or waiver that results in a change in the price over 10% (including any price decrease over 10%) will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Administrative Agent);

Exhibit B-1-3

(ii)      the Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of each of Acquiror and SpinCo and, in each case, their respective subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Merger Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of each of Acquiror’s and SpinCo’s fiscal year) of each of Acquiror and SpinCo and their respective subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for Acquiror and SpinCo (as applicable) as provided in the Statement on Auditing Standards No. 100), (iii) customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Acquiror and its subsidiaries (a) as of the last day of and for the most recently completed fiscal year ended at least 90 days before the Merger Date, (b) as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Merger Date, and (c) as of the last day of and for the twelve-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days before the Merger Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Merger Date, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of income), and in each case contemplated by clauses (i), (ii), (iii) and (iv) meeting the requirements of Regulation S-X;

(iii)  (a) the Arrangers and one or more banking or investment banking institutions of national prominence (the “Financial Institutions”) shall have received a customary offering memorandum (collectively, the “High Yield Marketing Materials”) suitable for use in a customary “high yield road show” relating to the placing or selling the SpinCo Notes, including audited financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents,

Exhibit B-1-4

prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X), as well as drafts of customary comfort letters by auditors of SpinCo and Acquiror, which such auditors are prepared to issue upon completion of customary procedures and (b) SpinCo and Acquiror shall have used commercially reasonable efforts to make available appropriate senior management, representatives and advisors of SpinCo and Acquiror for the “high yield road show” referred to in clause (a), in the case of all of the foregoing by a date sufficient to afford the Financial Institutions a period of at least 20 consecutive business days (or 15 consecutive business days if commenced on or after January 2, 2013) following the receipt of the High Yield Marketing Materials (the “Marketing Period”), the confidential information memorandum and the Moody’s and S&P ratings to place the SpinCo Notes prior to the Merger Date; provided that (i) for purposes of determining the Marketing Period, November 23, 2012 shall be deemed not to be a business day and (ii) the entirety of such Marketing Period must occur prior to December 19, 2012, or after January 2, 2013; provided that in the case of this clause (ii) the Marketing Period must be complete prior to February 14, 2013 or otherwise not commence until the Arrangers have received the audited financial statements of both Acquiror and SpinCo for the fiscal year ended December 31, 2012; and

(iv)     the Borrower using commercially reasonable efforts to obtain from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the beginning of the Marketing Period, a credit rating for the SpinCo Notes.

Exhibit B-1-5

Annex 2 to Exhibit B

Summary of Terms and Conditions of Exchange Notes

Exchange Notes

SpinCo will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. SpinCo will appoint a trustee reasonably acceptable to the Lenders.

Issuer:	SpinCo (the “Issuer”).

Guarantors:	Same as Exchange Loans.

Maturity Date:	Same as Exchange Loans.

Interest Rate:	Each Exchange Note will bear interest at a rate equal to the Total Cap, subject to Default Interest, if any. Interest will be payable semiannually in arrears.

Default Interest:	Same as Exchange Loans.

Optional Redemption:	Same as Exchange Loans.

Defeasance Provisions of Exchange Notes:	Usual and customary for high yield securities in a manner to be agreed based on then prevailing market conditions.

Modification:	Usual and customary for high yield securities in a manner to be agreed based on then prevailing market conditions.

Offer to Repurchase:	Same as Exchange Loans.

Change of Control:	Same as Exchange Loans.

Registration Rights:	The Issuer will file within 180 days after the Exchange Date and will use its reasonable best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions). After a Shelf Registration Statement has been declared effective, the Issuer may permit its effectiveness to lapse if it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 270 days after the Exchange Date (the “Effectiveness Deadline”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Issuer and the Guarantors, jointly and severally, will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange

Exhibit B-2-1

Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans who are unable freely to transfer Exchange Notes from and including the Effectiveness Deadline to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Deadline, the liquidated damages will increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Deadline thereafter, will increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement (the “Exchange Registration Statement”) with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Registered Exchange Offer”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes (it being understood that a Shelf Registration Statement would be required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of market making or other trading activities)). In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Deadline, the Issuer will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants and Events of Default:	Same as Exchange Loans.

Exhibit B-2-2

Exhibit C

Summary of Conditions Precedent to the Bridge Facility

1.	Financial Statements. The Arrangers shall have received (i) unqualified audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its subsidiaries for each of the three most recently completed fiscal years ending more than 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for any quarterly interim period or periods (other than the fourth fiscal quarter of the Borrower’s fiscal year) of the Borrower and its subsidiaries ending more than 45 days prior to the Closing Date, together with unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows for the corresponding period of the most recently completed fiscal year (all of which shall have been reviewed by the independent accountants for the Borrower (as applicable) as provided in the Statement on Auditing Standards No. 100), and in each case contemplated by clauses (i) and (ii) meeting the requirements of Regulation S-X.

2.	Definitive Documents; Customary Closing Conditions. Subject to the limitations set forth in Section 2 of the Commitment Letter, the definitive loan documents relating to the Bridge Facility, including without limitation a bridge loan agreement, guarantees and other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by the Arrangers’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and shall have been executed and delivered by the Borrower and each of its subsidiaries party thereto. The Arrangers shall be reasonably satisfied that the Borrower has complied with the following closing conditions: (i) the delivery of customary legal opinions, corporate records and documents from public officials and customary officers’ certificates; (ii) customary evidence of authority; (iii) the Borrower and its subsidiaries on a consolidated basis (taken as a whole) will, pro forma for the Transactions, be solvent and delivery of a solvency certificate as of the Closing Date in a customary form to that effect from the chief financial officer of the Borrower; (iv) satisfaction of the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in Exhibit B; (v) payment of all fees and expenses set forth in this Commitment Letter and the Fee Letter then due and payable; and (vi) each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act that has been reasonably requested by the Lenders at least ten (10) days in advance of the Closing Date.

Exhibit C-1